Exhibit 2.1

Annex G

Execution Version

Confidential

AMENDMENT NO. 1

to

BUSINESS COMBINATION AGREEMENT

This Amendment No. 1 to the Business Combination Agreement (this “Amendment”) is made as of April 27, 2023, by and among Priveterra Acquisition Corp., a Delaware corporation (“SPAC”), AEON Biopharma, Inc., a Delaware corporation (the “Company”), and Priveterra Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of the SPAC (“Merger Sub”). Capitalized terms used, but not otherwise defined herein, shall have the meaning given to them in the BCA (as defined below).

WHEREAS, on December 12, 2022, SPAC, the Company and Merger Sub entered into that certain Business Combination Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms, the “BCA”);

WHEREAS, pursuant to Section 8.3 of the BCA, the BCA may be amended or modified only by a duly authorized agreement in writing executed by each of the Parties in the same manner as the BCA; and

WHEREAS, each of SPAC, the Company and Merger Sub desire to amend certain provisions of the BCA on the terms set forth in this Amendment.

NOW, THEREFORE, in consideration for the mutual promises made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, SPAC, the Company and Merger Sub hereby agree to amend the BCA as follows:

1.	Amendments. The following Sections of the BCA are hereby amended as set forth below (with certain changes shown in blackline form, with bold and underlined text representing additions and ~~bold and struck through~~ text representing deletions):

(a)   Section 1.1. Section 1.1 of the BCA is hereby amended as follows:

(i)     The definition of “Available Closing Cash” is hereby amended and restated as follows:

““Available Closing Cash” means, as of the Closing (and without duplication), (a) the amount of funds contained in the Trust Account (after reduction for the aggregate amount of payments made or required to be made in connection with the Priveterra Stockholder Redemption), plus (b) the amount of immediately available funds funded to Priveterra or the Company prior to the Closing pursuant to any Interim Financing Arrangement entered into prior to the Closing and the amount of funds committed to Priveterra or the Company pursuant to any Interim Financing Arrangement entered into prior to the Closing that are or will be available to Priveterra or the Company, as applicable, (x) upon or immediately following the Closing or (y) within a six-month period following the Closing and the availability of which to Priveterra or the Company, as applicable, is subject only to the passage of time or such conditions as would reasonably be expected to be satisfied within such six-month period (provided, that, any such condition will be deemed not to be reasonably expected to be satisfied if such condition is outside of the Company’s sole control, including, any minimum stock price thresholds, minimum public float, or other trading or listing requirement; provided, however, that, the filing of, or effectiveness of, a registration statement will be deemed to be reasonably expected to be satisfied by the Company), plus (c) any amount of proceeds funded of any Bridge Loan received by the Company prior to the Closing to the extent such amount is not required to be repaid prior to the later of either (A) December 31, 2023 or (B) within the first six months following the Closing, pursuant to the terms of such Bridge Loan, plus (d) the amount of proceeds (in an amount not to exceed the Excess Expenses Amount) immediately available to Priveterra or the Company at or prior to the Closing pursuant to any equity financing provided by Priveterra pursuant to Section 5.18 in respect of any Excess Expenses Amount, plus (e) the amount of immediately available funds funded to Priveterra or the Company pursuant to any Financing Merger Transaction entered into prior to the Closing (less any fees, expenses, assumed indebtedness (including long-term indebtedness) or current liabilities that are or will be payable or assumed by Priveterra, the Company or the Surviving Corporation in connection therewith), in the case of the foregoing clauses (a), (b) (c), and (d) before giving effect to the payment of any Transaction Expenses, minus (f) all Unpaid Priveterra Expenses payable in cash, whether or not then payable, prior to or at the Closing.”

(ii)      The definition of “Closing Equity Value” is hereby amended and restated in its entirety as follows:

“Closing Equity Value” means (a) $165,000,000, ~~minus (b) the Holdback Equity Pool Closing Value~~.

(iii)     The definition of “Fully Diluted Company Capitalization” is hereby amended and restated in its entirety as follows:

“Fully Diluted Company Capitalization” means, without duplication, the sum of

(a) the aggregate number of shares of Company Common Stock outstanding as of immediately prior to the Effective Time, determined on an as-converted basis (including, for the avoidance of doubt, (i) the number of shares of Company Common Stock issuable upon conversion of a share of Company Preferred Stock (including any shares of Company Preferred Stock issuable upon the exercise of the Company Warrant) based on the then applicable conversion ratio, (ii) the number of shares of Company Common Stock, if any, issuable in connection with the Subsidiary Merger, and (iii) the number of shares of Company Common Stock issuable pursuant to the transactions set forth on Section 1.1(e) of the Company Disclosure Schedules), (b) the number of shares of Company Common Stock issuable upon conversion of the Existing Company Convertible Notes, ~~and~~ (c) the aggregate number of shares of Company Common Stock (on a net exercise basis) subject to issued and outstanding Company Options and Subsidiary Rollover Options (excluding for this purpose the number of shares of Company Common Stock subject to (x) any Unvested Company Options, (y) any Unvested Subsidiary Rollover Options, and (z) any Vested Company Options that are Out-of-the- Money Options or Vested Subsidiary Rollover Options that are Out-of-the-Money Options), and (d) the aggregate number of shares of Company Common Stock subject to issued and outstanding Deferred Vested Company RSU Awards and Subsidiary Rollover Deferred Vested RSU Awards. Notwithstanding anything herein to the contrary, the Fully Diluted Company Capitalization shall exclude any shares of Company Common Stock issued or issuable in connection with any Interim Financing Arrangement.

(iv)     To add the following new definitions to Section 1.1:

“Company RSU Award” means, as of any determination time, each award of restricted stock units covering shares of Company Common Stock granted to any current or former director, manager, officer, employee, Contingent Worker or other service provider of the Company or any of its Subsidiaries that is outstanding and unexercised, including any Subsidiary Rollover RSU Award converted into a Company RSU Award in the Subsidiary Merger.

“Deferred Vested Company RSU Award” means each Company RSU Award (or portion thereof) outstanding as of immediately prior to the Effective Time that has vested, but which the underlying shares of Company Common Stock have not been settled pursuant to the terms of the individual Company RSU Award.

“Financing Merger Transaction” means, subject to the written consent of Priveterra and the Company (each in its sole discretion), any transaction or series of related transactions under which Priveterra or the Company, directly or indirectly, acquires or otherwise purchases (a) any third party Person, or (b) all or substantially all of the assets or businesses of a third party Person (in the case of each of clause (a) and (b), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise), in each case which acquisition is for the primary purpose of acquiring assets of such third party Person, all or substantially all of which constitute cash or cash equivalents. For the avoidance of doubt, any Financing Merger Transaction shall be on terms mutually acceptable to both Priveterra and the Company, each in its sole discretion.

“First Amendment Date” means April 27, 2023.

“Subsidiary RSU Award” means, as of any determination time, each award of restricted stock units covering shares of Subsidiary Common Stock granted to any current or former director, manager, officer, employee, Contingent Worker or other service provider of the Company or any of its Subsidiaries that is outstanding.

“Subsidiary Rollover Deferred Vested RSU Award” means, as of any determination time, each Subsidiary RSU Award (after giving effect to the Subsidiary Merger) (or portion thereof) that has vested, but which the underlying shares of Subsidiary Common Stock have not been settled pursuant to the terms of the individual Subsidiary RSU Award.

(v)     The definition of “Merger Consideration” is hereby amended and restated in its entirety as follows:

“Merger Consideration” means with respect to each outstanding share of Company Common Stock (on an as converted basis after taking into effect the conversion of the Company Preferred Stock and the Existing Company Convertible Notes and after giving effect to the issuance of Company Common Stock, if any, in connection with the Subsidiary Merger and pursuant to the transactions set forth on Section 1.1(e) of the Company Disclosure Schedules) a number of shares of Class A Common Stock equal to the Exchange Ratio (and with an aggregate value, prior to giving effect to the issuance of any Company Common Stock in connection with any Interim Financing Arrangement, equal to the Closing Equity Value), allocated to the Company Stockholders (on an as converted basis after taking into effect the conversion of the Company Preferred Stock and the Existing Company Convertible Notes and after giving effect to the issuance of Company Common Stock, if any, in connection with the Subsidiary Merger and pursuant to the transactions set forth on Section 1.1(e) of the Company Disclosure Schedules) as set forth on the Allocation Schedule.

(vi)     The definition of “Priveterra Expenses Cap” is hereby amended and restated in its entirety as follows:

“Priveterra Expenses Cap” means $10,300,000 or such other amount as may be otherwise mutually agreed in writing by Priveterra and the Company.

(vii)     The definition of “Sponsor Forfeiture Shares” is hereby deleted in its entirety.

(b)    Section 2.2. Section 2.2 shall be amended to remove any reference to the Sponsor Forfeiture Shares by (i) deleting clause (y) of Section 2.2(a), (ii) removing “, plus, any Sponsor Forfeiture Shares issued in connection therewith” from each of Section 2.2(a)(i) and 2.2(a)(iii), (iii) replacing the phrase “decreased to an amount equal to any Sponsor Forfeiture Shares, if any, that are issued in connection therewith,” in Section 2.2(a)(v) with “decreased to zero,” and (iv) deleting Section 2.2(a)(vi) in its entirety.

(c)    Section 2.4. Section 2.4 of the BCA is hereby amended and restated as follows:

“Allocation Schedule. No later than three (3) Business Days prior to the Closing Date, the Company shall deliver to Priveterra an allocation schedule (the “Allocation Schedule”) setting forth, after giving effect to the Subsidiary Merger and the transactions set forth on Section 1.1(e) of the Company Disclosure Schedules, (a) the number of Equity Securities held by each Company Stockholder, the number of shares of Company Common Stock subject to each Company Warrant held by each holder thereof, the number of shares of Company Common Stock subject to each Company Option held by each holder thereof, as well as whether each such Company Option will be a Vested Company Option or an Unvested Company Option as of immediately prior to the Effective Time (including Company Options issued upon the conversion of Subsidiary Rollover Options prior to the Effective Time)~~, the number of shares of Company Common Stock subject to each Subsidiary Rollover Option held by each holder thereof, as well as whether each such Subsidiary Rollover Option will be a Vested Subsidiary Rollover Option or an Unvested Subsidiary Rollover Option as of immediately prior to the Effective Time~~, the number of shares of Company Common Stock subject to each Company RSU Award held by each holder thereof, as well as whether each such Company RSU Award will be a Deferred Company RSU Award as of immediately prior to the Effective Time (including Company RSU Awards issued upon the conversion of Subsidiary Rollover RSU Awards prior to the Effective Time) and, in the case of the Company Options~~, Subsidiary Rollover Options~~ and Company Warrant, the exercise price thereof, as well as reasonably detailed calculations with respect to the components and subcomponents thereof, (b) the number of shares of Class A Common Stock that will be subject to each Rollover Option and Rollover RSU Award and the exercise price of each such Rollover Option at the Effective Time, in each case, determined in accordance with Section 2.5, as well as reasonably detailed calculations with respect to the components and subcomponents thereof, (c) the portion of the Transaction Share Consideration allocated to each Company Stockholder pursuant to Section 2.1(b)(vii), as well as reasonably detailed calculations with respect to the components and subcomponents thereof, (d) the portion of the Contingent Consideration allocated to each Company Stockholder, in the event that any Contingent Consideration becomes payable, as well as reasonably detailed calculations with respect to the components and subcomponents thereof, and (e) a certification, duly executed by an authorized officer of the Company, that the information and calculations delivered pursuant to clauses (a), (b), (c) and (d) of this Section 2.4 are, and will be as of immediately prior to the Effective Time, (i) true and correct in all respects, and (ii) in accordance with the applicable provisions of this Agreement, the Governing Documents of the Company and applicable Laws and, in the case of Company Options, Company RSU Awards, the Company Equity Plan and any applicable grant or similar agreement with respect to any such Company Option, ~~Company RSU Award and, in the case of the Subsidiary Rollover Options, the Subsidiary Equity Plan and any applicable grant or similar agreement with respect to any such Subsidiary Rollover Option~~ and, in the case of the Company Warrant, the terms of the applicable warrant agreement. The Company will review any comments to the Allocation Schedule provided by Priveterra or any of its Representatives and consider in good faith and incorporate any reasonable comments proposed by Priveterra or any of its Representatives to correct inaccuracies. Notwithstanding the foregoing or anything to the contrary herein, the aggregate number of shares of Class A Common Stock that each Company Stockholder will have a right to receive pursuant to Section 2.1(b)(vii) will be rounded down to the nearest whole share.

(d)	Section 2.5. Section 2.5 of the BCA is hereby amended and restated as follows:

“(a) Treatment of Subsidiary Options.

At the Subsidiary Merger Effective Time, by virtue of the Subsidiary Merger and without any action of any Party or any other Person, each Subsidiary Option (whether vested or unvested) shall cease to represent the right to purchase shares of Subsidiary Common Stock and shall be converted into an option to purchase shares of Company Common Stock (each, a “Subsidiary Rollover Option”). Not less than five Business Days prior to the Subsidiary Merger Effective Time, the Company shall deliver to Priveterra a schedule setting forth all of the Subsidiary Options and the holders thereof, and in respect of each such Subsidiary Option, the number of Subsidiary Rollover Options into which such Subsidiary Option will convert at the Subsidiary Merger Effective Time and the per share exercise price of such Subsidiary Rollover Options (the “Subsidiary Rollover Option Schedule”)~~in an amount, at an exercise price and subject to such terms and conditions determined as set forth below. Each Subsidiary Rollover Option shall (1) be exercisable for, and represent the right to purchase, a number of shares of Company Common Stock (rounded down to the nearest whole share) equal to (a) the number of shares of Subsidiary Common Stock subject to the corresponding Subsidiary Option immediately prior to the effective time of the Subsidiary Merger, multiplied by (b) the Subsidiary Option Exchange Ratio, and (2) have an exercise price per share of Company Common Stock (rounded up to the nearest whole cent) subject to such Subsidiary Rollover Option equal to (a) the exercise price per share of Subsidiary Common Stock applicable to the corresponding Subsidiary Option immediately prior to the effective time of the Subsidiary Merger, divided by (b) the Subsidiary Option Exchange Ratio~~. The Subsidiary Option Schedule shall be subject to review and approval by Priveterra, with such approval not to be unreasonably withheld, conditioned or delayed.. Priveterra and the Company shall cooperate in good faith to approve and finalize the Subsidiary Option Schedule at least two Business Days prior to the Subsidiary Merger Effective Time. Each Subsidiary Rollover Option shall be subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Subsidiary Option immediately prior to the Subsidiary Merger Effective Time~~effective time of the Subsidiary Merger~~, except for terms rendered inoperative by reason of the transactions contemplated by the operative documents of the Subsidiary Merger or for such other immaterial administrative or ministerial changes as the Company Board (or the compensation committee of the Company Board) may determine in good faith are appropriate to effectuate the administration of the Subsidiary Rollover Options. Such conversion shall occur in a manner intended to comply with (x) for any Subsidiary Rollover Option that is an Incentive Stock Option, the requirements of Section 424 of the Code, and (y) in each case, the requirements of Section 409A of the Code. ~~For purposes of this Agreement, “Subsidiary Option Exchange Ratio” shall mean a fraction, the numerator of which is the fair market value per share of Subsidiary Common Stock as of immediately prior to the closing of the Subsidiary Merger, as determined by the mutual agreement of the Company and Priveterra (such mutual agreement not to be unreasonably withheld, conditioned or delayed) and the denominator of which is the Closing Equity Value Per Share.~~

(b) Treatment of Subsidiary RSU Awards. At the Subsidiary Merger Effective Time, by virtue of the Subsidiary Merger and without any action of any Party or any other Person, each Subsidiary RSU Award shall cease to represent the right to receive shares of Subsidiary Common Stock and shall be converted into a Subsidiary RSU Award representing the right to receive shares of Company Common Stock (each, a “Subsidiary Rollover RSU Award”). Not less than five Business Days prior to the Subsidiary Merger Effective Time, the Company shall deliver to Priveterra a schedule setting forth all of the Subsidiary RSU Awards and the holders thereof, and in respect of each such Subsidiary RSU Award, the number of Subsidiary Rollover RSU Awards into which such Subsidiary RSU Awards will convert at the Subsidiary Merger Effective Time (the “Subsidiary Rollover RSU Award Schedule”). The Subsidiary Rollover RSU Award Schedule shall be subject to review and approval by Priveterra, with such approval not to be unreasonably withheld, conditioned or delayed. Priveterra and the Company shall cooperate in good faith to approve and finalize the Subsidiary RSU Award Schedule at least two Business Days prior to the Subsidiary Merger Effective Time. Each Subsidiary Rollover RSU Award shall be subject to the same terms and conditions (including applicable time- based and performance-based vesting, deferral, expiration and forfeiture provisions) that applied to the corresponding Subsidiary RSU Award immediately prior to the effective time of the Subsidiary Merger, except for terms rendered inoperative by reason of the transactions contemplated by the operative documents of the Subsidiary Merger or for such other immaterial administrative or ministerial changes as the Company Board (or the compensation committee of the Company Board) may determine in good faith are appropriate to effectuate the administration of the Subsidiary Rollover RSU Awards.

~~(b)~~(c)      Treatment of Company Options. At the Effective Time, by virtue of the Merger and without any action of any Party or any other Person (but subject to, in the case of the Company, Section 2.5(e)), each Company Option (whether a Vested Company Option or an Unvested Company Option), including any Subsidiary Options that have been converted into Company Options in accordance with Section 2.5(a)), shall cease to represent the right to purchase shares of Company Common Stock and shall be converted into an option to purchase shares of Class A Common Stock (each, a “Rollover Option”) in an amount, at an exercise price and subject to such terms and conditions determined as set forth below. Each Rollover Option shall (i) be exercisable for, and represent the right to purchase, a number of shares of Class A Common Stock (rounded down to the nearest whole share) equal to (A) the number of shares of Company Common Stock subject to the corresponding Company Option immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, and (ii) have an exercise price per share of Class A Common Stock (rounded up to the nearest whole cent) subject to such Rollover Option equal to (A) the exercise price per share of Company Common Stock applicable to the corresponding Company Option immediately prior to the Effective Time, divided by (B) the Exchange Ratio. Each Rollover Option shall be subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Company Option immediately prior to the Effective Time, except for terms rendered inoperative by reason of the transactions contemplated by this Agreement or the Ancillary Documents or for such other immaterial administrative or ministerial changes as the Priveterra Board (or the compensation committee of the Priveterra Board) may determine in good faith are appropriate to effectuate the administration of the Rollover Options. Such conversion shall occur in a manner intended to comply with (x) for any Rollover Option that is an Incentive Stock Option, the requirements of Section 424 of the Code, and (y) in each case, the requirements of Section 409A of the Code.

(d)       Treatment of Company RSU Awards. At the Effective Time, by virtue of the Merger and without any action of any Party or any other Person (but subject to, in the case of the Company, Section 2.5(e)), each Company RSU Award (including any Deferred Company RSU Award), including any Subsidiary RSU Awards that have been converted into Company RSU Awards in accordance with Section 2.5(b)), shall cease to represent the right to purchase shares of Company Common Stock and shall be converted into a Company RSU Award representing the right to purchase shares of Class A Common Stock (each, a “Rollover RSU Award”) in an amount and subject to such terms and conditions determined as set forth below. Each Rollover RSU Award shall represent the right to purchase a number of shares of Class A Common Stock (rounded down to the nearest whole share) equal to (i) the number of shares of Company Common Stock subject to the corresponding Company RSU Award immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio. Each Rollover Option shall be subject to the same terms and conditions (including applicable time-based and performance-based vesting, deferral, expiration and forfeiture provisions) that applied to the corresponding Company RSU Award immediately prior to the Effective Time, except for terms rendered inoperative by reason of the transactions contemplated by this Agreement or the Ancillary Documents or for such other immaterial administrative or ministerial changes as the Priveterra Board (or the compensation committee of the Priveterra Board) may determine in good faith are appropriate to effectuate the administration of the Rollover RSU Awards.

~~(c)~~(e)       Prior to the (i) Closing, in the case of Company Options and Company RSU Awards, and (ii) the consummation of the Subsidiary Merger, in the case of Subsidiary Options and Subsidiary RSU Awards, the Company and/or the Subsidiary, as applicable, shall take, or cause to be taken, all necessary or appropriate actions under the applicable Equity Plan (and the underlying grant, award or similar agreements) or otherwise to give effect to the provisions of this Section 2.5. At the Effective Time, Priveterra shall assume the Equity Plans and (1) all Company Options (whether vested or unvested) and Company RSU Awards (whether deferred or unvested) shall no longer be outstanding and shall automatically be converted into Rollover Options and Rollover RSU Awards, respectively, and each holder thereof shall cease to have any rights with respect thereto or under the applicable Equity Plan, except as otherwise expressly provided for in this Section 2.5, and (2) all shares of Company Common Stock reserved for issuance pursuant to the Equity Plans shall automatically be cancelled.”

(e)  Section 3.4.

(i)    Section 3.4(b) of the BCA is hereby amended and restated in its entirety as follows:

“(a) All of the issued share capital, stock or other voting or equity securities of each Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable. All of the ownership interests in each Subsidiary are owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such ownership interests) and have not been issued in violation of preemptive or similar rights. Section 3.4(b) of the Company Disclosure Schedules sets forth, as of the date of this Agreement, a true and complete statement of with respect to each Subsidiary Option, (A) the date of grant, (B) any applicable exercise (or similar) price, (C) the expiration date, (D) any applicable vesting schedule (including acceleration provisions), (E) the number of shares of Subsidiary Common Stock subject to the Subsidiary Option on the date of grant, and (F) whether the Subsidiary Option is an Incentive Stock Option. Section 3.4(b) of the Company Disclosure Schedules sets forth, as of the First Amendment Date a true and complete statement of with respect to each Subsidiary RSU Award, (A) the date of grant, (B) any applicable vesting schedule (including acceleration provisions), (C) the number of shares of Subsidiary Common Stock subject to the Subsidiary RSU Award on the date of this Agreement, and (D) whether the Subsidiary RSU Award is subject to deferral. Other than the Subsidiary Options and Subsidiary RSU Awards, there are no outstanding (ii) subscriptions, calls, options, warrants, rights (including preemptive rights), puts or other securities of any Subsidiary convertible into or exchangeable or exercisable for shares or voting or equity securities of any Subsidiary, or any other Contracts to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound obligating the Company or any Subsidiary to issue or sell any shares of, other equity interests in or debt securities of, any Subsidiary, or (iii) equity equivalents, phantom stock, options, appreciation rights, stock units, profits interests or other rights to acquire from the Company or any Subsidiary, or other obligation of the Company or any Subsidiary to issue, any shares, voting or equity securities or securities convertible into or exchangeable for shares or voting or equity securities of any Subsidiary (the items in clauses (i) and (ii) being, collectively, “Subsidiary Securities”). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities. None of the Subsidiaries owns any equity, ownership, profit, voting or similar interest in, or any interest convertible, exchangeable or exercisable for, any equity, profit, voting or similar interest in, any Person. No Subsidiary is party to any shareholders agreement, voting agreement, proxies, registration rights agreement or other similar agreements relating to its equity interests.”

(ii)      Section 3.4(b) of the Company Disclosure Schedules is hereby deleted in its entirety and replaced with the item designated Section 3.4(b) on Exhibit D attached hereto.

(f)	Section 5.1.

(i)      Section 5.1(b)(xx) of the Company Disclosure Schedules shall be updated to include the contract amendment set forth on Exhibit A.

(g)	Section 5.7.

(i)Section 5.7 of the Company Disclosure Schedules shall be amended by deleting the number “2,999,810” and replacing it with the number “3,839,892”.

(h)	Section 5.16.

(i)      Section 5.16(a) shall be amended to replace the reference to “seven (7) directors” with “five (5) directors”.

(ii)      Section 5.16(b) shall be amended to replace the reference to “Three (3) individuals” with “Two (2) individuals”.

(iii)      Section 5.16(c) shall be amended to replace the reference to “two (2) individuals” with “one (1) individual”.

(iv)      Section 5.16(e) of the Company Disclosure Schedules shall be amended and restated in its entirety in the form attached hereto as Exhibit B.

(i)      Section 5.17(c). Section 5.17(c) is hereby deleted in its entirety and replaced with “(c) [Reserved]”, and the BCA is hereby further amended to (i) remove any reference to the “Priveterra Bridge Loan”, the “Priveterra Bridge Loan Amount” and the “Priveterra Bridge Loan Date” and (ii) to revise any reference to “Bridge Loan” or “Bridge Loan Amount” to “Company Bridge Loan” and “Company Bridge Loan Amount”, respectively.

(j)      Section 5.17(d). Section 5.17(d) of the Priveterra Disclosure Schedule shall be updated to include the financing arrangements set forth on Exhibit C.

(k)      Section 6.3(c). Section 6.3(c) of the BCA is hereby amended and restated in its entirety as follows:

“(c)      there being at least ~~$45,000,000~~40,000,000 in Available Closing Cash;”

(l)      Section 7.1(d). Section 7.1(d) of the BCA is hereby amended as follows:

“(d) by either Priveterra or the Company, if the transactions contemplated by this Agreement (including the Closing) shall not have been consummated on or prior to ~~March 1, 2023~~ July 21, 2023 (the “Termination Date”); ~~provided, that in the event the Registration Statement/Proxy Statement has not been filed with the SEC on or prior to December 23, 2022, but only to the extent such delay is not the result of a Priveterra Filing Breach, then for each day between December 23, 2022 and the date on which the Registration Statement/Proxy Statement is initially filed with the SEC, the Termination Date shall automatically be extended by one day; provided, further, that in the event that the Company Stockholder Interim Financing Commitments have not been entered into and delivered to Priveterra on or prior to January 3, 2023, and remain in effect as of such date, then for each day between January 3, 2023 and the date on which the Company Stockholder Interim Financing Commitments have been entered into and delivered to Priveterra, the Termination Date shall automatically be extended by one day (without duplication with any extension pursuant to the immediately preceding proviso); provided, further, if the conditions as set forth on Section 7.1(d) of the Priveterra Disclosure Schedules are satisfied, then the Termination Date shall automatically be extended by an additional three (3) months (after giving effect to any prior extension of the Termination Date), and such date, as so extended pursuant to the preceding two provisos and this proviso, shall be the Termination Date for all purposes of this Agreement;~~ provided, ~~further,~~ that (i) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to Priveterra if any Priveterra Party’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date, and (ii) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to the Company if the Company’s breach of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date;”

(m) Exhibit E. Exhibit E to the BCA shall be amended and restated in its entirety in the form attached hereto as Exhibit E hereto.

2.      Effect of Amendments and Modifications. Except as expressly amended hereby, the BCA shall remain unaltered and in full force and effect and the respective terms, conditions or covenants thereof are hereby in all respects confirmed. Whenever the BCA is referred to in any agreement, document or other instrument, such reference will be to the BCA as amended by this Amendment. For the avoidance of doubt, each reference in the BCA, as amended hereby, to “the date hereof”, the “date of this Agreement” and derivations thereof and other similar phrases shall continue to refer to December 12, 2022.

3.     Miscellaneous. Sections 8.5, 8.7, 8.10, 8.11, 8.15, 8.16 and 8.17 of the BCA are incorporated herein by reference, mutatis mutandis.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties has caused this Amendment No. 1 to the Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

PRIVETERRA ACQUISITION CORP.

By:	/s/ Oleg Grodnensky
	Name:	Oleg Grodnensky
	Title:	Secretary

PRIVETERRA MERGER SUB, INC.

By:	/s/ Oleg Grodnensky
	Name:	Oleg Grodnensky
	Title:	Manager

IN WITNESS WHEREOF, each of the Parties has caused this Amendment No. 1 to the Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

PRIVETERRA ACQUISITION CORP.

By:
	Name:	Oleg Grodnensky
	Title:	Secretary

PRIVETERRA MERGER SUB, INC.

By:	/s/ Robert J. Palmisano
	Name:	Robert J. Palmisano
	Title:	President

AEON BIOPHARMA, INC.

By:	/s/ Marc Forth
	Name:	Marc Forth
	Title:	Chief Executive Officer